Exhibit 4.82

fORBEARANCE AGREEMENT

THIS AMENDED AND RESTATED FORBEARANCE AGREEMENT (this "Agreement") is made effective as of March 18, 2013, by and between NEWLEAD HOLDINGS, LTD. ("Borrower"); and KENTUCKY FUEL CORPORATION ("Lender").

RECITALS:

A.           The parties entered into a Promissory Note (the “Note”) on December 28, 2012 by which Borrower agreed to pay $7,500,000.00 to Lender as part of a real estate transaction where Borrower was to purchase property from Lender, and based on an Amended purchase agreement (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement. The Note had a payment date of January 29, 2013, but the which was later extended by the parties to March 6, 2013. The parties thus had intended to close on the Note and the real estate purchase before now and had understood Borrower would have received funding from a lender to facilitate such closing, but such closing has not happened and Borrower has requested that Lender forbear from pursuing remedies available to it under the Note and the Seller’s Collateral Security Package so long as Borrower fully, timely and faithfully performs each and every one of its obligations hereunder and under the Fifth Amendment to the Purchase Agreement.

B.           Borrower has requested that Lender forbear, and Lender have consented, under the limited conditions set forth herein, to forbear from exercising its rights and remedies under the Note and the Seller’s Collateral Security Package with respect to the Existing Events of Default, all as more particularly set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of (i) the facts set forth hereinabove (which are hereby incorporated into and made a part of this Agreement), (ii) the covenants and agreements contained herein, and (iii) for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Existing Events of Default. Borrower and Guarantor acknowledge the existence of certain Events of Default, all of which remain uncured after any applicable notice and opportunity to cure under the Loan Documents (the “Existing Events of Default”), which include failure to payoff the Loan at its original Maturity Date.

2.           Forbearance.

(a)          Subject to the conditions set forth herein, Lender shall forbear from exercising its rights and remedies with respect to the Existing Events of Default from the date hereof until the earliest to occur of the following (the “Forbearance Termination Events”): (a) the time at which Borrower fails to comply in any respect with all of its obligations under this Agreement, (b) the occurrence or discovery of any Event of Default under the Purchase Agreement (other than the Existing Events of Default) (the period beginning on the date hereof and terminating on the earliest of such dates being hereafter referred to as the “Forbearance Period”) or (c) 5:00 pm, March 18, 2014. During the Forbearance Period, Borrower shall continue (i) to pay all amounts that, absent the maturity of the Note and/or the occurrence of an Event of Default and the acceleration of the Note, Borrower would be obligated, pursuant to the terms of the Purchase Agreement, to pay during the Forbearance Period plus (ii) to pay fully, timely and faithfully each and every one of the forbearance payments required under Section 3 hereof, below.

(b)          Except with respect to the Lender’s specific agreements set forth herein to forbear with respect to the Existing Events of Default in accordance with the terms of this Agreement, nothing set forth herein shall constitute a forbearance or waiver of Lender’s rights at any time, including during the term of the Forbearance Period, to enforce any and all rights and remedies such lender has under the Purchase Agreement, the Note, the Seller’s Collateral Security Package, or any other Loan Document between the parties, in equity, at law, by agreement or otherwise, for failure to fully, timely and faithfully perform all obligations under this Agreement, for any default under the Fifth Amendment to the Purchase Agreement, and for any other default under any other obligation or agreement between Borrower and Lender that is not an Existing Event of Default, including, without limitation, to immediately recover the full amount of the Obligations and foreclose on collateral thereunder. In addition, at the end of the Forbearance Period, unless Lender has agreed in writing to continue to forbear, upon terms and conditions satisfactory to Lender and in Lender’s sole and absolute discretion, Lender shall have the right to enforce any and all rights Lender has under the Note, the Seller’s Collateral Security Package, or any other of the Loan Documents, in equity, at law, by agreement or otherwise, including, without limitation, to immediately recover the full amount of the Obligations and foreclose on collateral thereunder.

(c)          The agreement of Lender to the forbearance described herein (i) in no way shall be deemed an agreement by Lender to waive Borrower’s compliance with this Agreement and with all other terms of the Note or the Purchase Agreement or the Seller’s Collateral Security Package or other Loan Documents or agreements, and (ii) shall not limit or impair Lender’s right to demand strict performance of all other terms and covenants as of any date. The forbearance granted by Lender to Borrower herein is strictly limited to a forbearance in accordance with the terms set forth herein.

3.           Forbearance Payment Schedule. Borrower hereby agrees to make the following forbearance payments to Lender, which payments shall be applied to the principal amount owing under the Note; provided further that all such payments shall be made by wire transfer of immediate funds to Chicago Title Insurance Company for immediate (same-day) further delivery to Lender or its designee in accordance with the terms of an Irrevocable Instruction letter between Borrower, Lender, Williams Industries, LLC and Chicago Title Insurance Company:

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(i)	$350,000 on or before March 18, 2013;

(ii)	$350,000 on or before April 18, 2013;

(iii)	$350,000 on or before May 18, 2013;

(iv)	$1,105,555.56 on or before June 18, 2013;

(v)	$1,105,555.56 on or before July 18, 2013;

(vi)	$1,105,555.56 on or before August 18, 2013;

(vii)	$1,105,555.56 on or before September 18, 2013;

(viii)	$1,105,555.56 on or before October 18, 2013;

(ix)	$1,105,555.56 on or before November 18, 2013;

(x)	$1,105,555.56 on or before December 18, 2013;

(xi)	$1,105,555.56 on or before January 18, 2014;

(xii)	$1,105,555.56 on or before February 18, 2014.

In regard to these payments, interest would bear on all amounts due the Lender, until such time as all principal on the Note has been paid, at the rate of Ten Percent (10%) per annum, provided however that Borrower shall be entitled to a credit against such interest equal to 60% of total accrued interest if all unpaid principal of such Note is paid off on or before July 18, 2013, and provided further that accumulated interest would not be payable until the earlier of (1) the date of an early payoff of principal (for example, due to the Deutsche Bank financing or other financing being closed) or (2) the due date of the February 18, 2014 forbearance payment.

Notwithstanding the foregoing, all amounts then owing under the Note shall accelerate and be due and owing in full upon the closing of the Borrower’s credit facility with Deutshe Bank or another lender, which closing is anticipated to occur within six (6) months from the date of this Agreement.

4.           Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

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(b)          Each of Borrower, Guarantor and Lender acknowledges that there are no other understandings, agreements or representations, either oral or written, express or implied, that are not embodied in the Purchase Agreement, including its Exhibits, and this Agreement, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Borrower and Lender; and that all such prior understandings, agreements and representations are hereby modified as set forth in this Agreement. Except as expressly modified hereby, the terms of the Loan Documents are and remain unmodified and in full force and effect.

(c)          This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(d)          This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one original Agreement.

(e)          Time is of the essence of Borrower’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated as of the day and year first above written.

KENTUCKY FUEL CORPORATION

By:	/s/ Stephen W. Ball
Title: VP of Operations

NEWLEAD HOLDINGS, LTD

By:	/s/ Michail S. Zolotas
Title: CEO

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